EXHIBIT 5.5

CONSENT OF EXPERT

June 16, 2025

Eldorado Gold Corporation

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Eldorado Gold Corporation

I, Jessy Thelland, do hereby consent to (i) the written disclosure regarding:

•	Sections 12.1, 12.2.3, 14, 15 (other than related to the Ormaque deposit), 21 (other than related to the Ormaque deposit), 22, 24, 25, and 26 of the amended Technical Report for the Lamaque Complex, Quebec, Canada, effective December 31, 2024;
•	the underground Mineral Reserves at Triangle and Parallel within the Lamaque Complex;
•	the underground Mineral Resources at the Lamaque Complex, including disclosure related to resource modelling of the Ormaque Mineral Resources; and
•	other information pertaining to these projects

and (ii) the references to the undersigned’s name (a) in connection with the preparation and review of the aforementioned scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus and (b) under the caption “Interest of Experts” in the short form base shelf prospectus, in each case, included in or incorporated by reference in this Registration Statement on Form F-10 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

By:	/s/ Jessy Thelland
Jessy Thelland, géo